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EXHIBIT 5.1

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

May 22, 2003

Gart Sports Company
1050 W. Hampden Avenue
Englewood, Colorado 80110

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel to Gart Sports Company, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (File No. 333-104321) (the "Registration Statement"), initially filed by the Company on April 7, 2003 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"). The Registration Statement relates to the proposed issuance of up to 13,852,800 shares of the Company's common stock, par value $0.01 per share (the "Company Shares"), to be issued in exchange for shares of common stock, par value $0.01 per share, of The Sports Authority, Inc., a Delaware company ("The Sports Authority"), in connection with the merger of Gold Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), with and into The Sports Authority as described in the Registration Statement and as contemplated by the Agreement and Plan of Merger, dated as of February 19, 2003 by and among the Company, The Sports Authority and Merger Sub (the "Merger Agreement").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purpose of expressing the opinion contained herein, including, without limitation, the Restated Certificate of Incorporation of the Company, the Amended Bylaws of the Company, the Registration Statement, the Merger Agreement and resolutions adopted by Board of Directors of the Company. With respect to all of the documents reviewed, we have assumed, without investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. As to any facts that we have not independently established or verified, we have, with your permission, relied upon statements and representations of representatives of the Company and others.

        We are admitted to the Bar of the State of New York and express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

        Based upon and subject to the foregoing, we are of the opinion that the Company Shares, when delivered in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

        The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur. This opinion is rendered solely to you in connection with the above matter, and may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm in the prospectus forming part of the Registration Statement under the caption "Legal Opinion." In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP

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  EXHIBIT 5.1